UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2010 (January 23, 2010)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported in the Quarterly Report on Form 10-Q of Anthracite Capital, Inc. (the "Company") for the quarter ended September 30, 2009, the Company’s secured credit facility with BlackRock Holdco 2, Inc. (“Holdco 2”) under the Credit Agreement, dated as of March 7, 2008, between the Company and Holdco 2, as amended on December 22, 2008 and October 28, 2009 (the "BlackRock facility"), requires the Company to immediately repay outstanding borrowings under such facility to the extent outstanding borrowings exceed 60% of the fair market value (as determined by the Company’s manager, BlackRock Financial Management, Inc. (the “Manager”)) of the shares of common stock of Carbon Capital II, Inc. securing such facility. As of February 28, 2009, 60% of the market value of such shares was less than the loan balance under the BlackRock facility. On March 17, 2009, Holdco 2 waived the Company’s failure to repay borrowings in accordance with this covenant until April 1, 2009 and subsequently extended this waiver until January 22, 2010. Upon expiration of the waiver at the end of January 22, 2010, the covenant breach continued to exist, constituting an event of default under such facility and resulting in additional events of default under each of the Company's secured facilities with Bank of America, Deutsche Bank and Morgan Stanley (together with the BlackRock facility, the "secured facilities") due to cross-defaults. Prior to January 22, 2010, events of default already existed under each of the Company's secured facilities due to cross-defaults, as previously disclosed in the Company's filings with the Securities Exchange Commission.  If any acceleration were to occur under any of the Company's secured facilities or any of the Company's other debt instruments in which events of defaults exist, the Company would not have sufficient liquid assets available to repay such accelerated indebtedness and the Company would be unable to continue to fund its operations or continue its business.  As of January 22, 2010, outstanding borrowings under the BlackRock facility were approximately $33.5 million.  As of January 22, 2010, outstanding borrowings under the Company's secured facilities with Bank of America, Deutsche Bank and Morgan Stanley were approximately $322 million. Holdco 2 is a subsidiary of BlackRock, Inc., the parent of the Manager.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:Richard M. Shea
Title: President and Chief Operating Officer
Dated: January 28, 2010